Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation in this registration statement on Form SB-2 of our report, which relies in part on the report of other accountants, dated March 1, 2000 (with respect to Note 11 March 17, 2000) on the financial statements of NUWAVE Technologies, Inc. as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999 and the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 1999. We also consent to the reference to our firm under the caption "Experts."


/s/ Richard A. Eisner & Company, LLP
Richard A. Eisner & Company, LLP


Florham Park, New Jersey
July 18, 2000